Exhibit 99.7

9/F, Office Tower C1, Oriental Plaza, 1 East Chang An Ave., Dongcheng District

Beijing 100738, PRC

Tel: +86 10 8525 5500    Fax: +86 10 8525 5511 / 8525 5522

Beijing · Shanghai · Shenzhen · Hong Kong

www.hankunlaw.com

LEGAL OPINION

November 10, 2020

To: DouYu International Holdings Limited

Dear Sirs,

We are lawyers qualified in the People’s Republic of China (the “PRC”, which, for the purpose of this opinion, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and are qualified to issue an opinion on PRC Laws (as defined below).

We are acting as PRC legal counsel to DouYu International Holdings Limited (the “Company”) in connection with the registration statement of HUYA Inc. (“Huya”) on Form F-4 including all amendments or supplements thereto (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, on November 10, 2020, relating to the issuance by Huya of the Huya Class A shares and the Huya ADSs pursuant to the agreement and plan of merger, dated as of October 12, 2020 by and among Huya, Tiger Company Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Huya, DouYu, and Nectarine Investment Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Tencent Holdings Limited.

A.	Documents and Assumptions

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the documents provided to us by the Company and the PRC Group Entities (as defined below) and such other documents, corporate records, certificates, Governmental Authorizations (as defined below) and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements listed in Schedule A hereof (the “VIE Agreements”) and the certificates issued by the PRC Authorities and officers of the Company and the relevant PRC Group Entities (collectively, the “Documents”).

In reviewing the Documents and for the purpose of this opinion, we have assumed without further inquiry: (1) the genuineness of all the signatures, seals and chops; (2) the authenticity of the Documents submitted to us as originals and the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals; (3) the truthfulness, accuracy, completeness and fairness of all Documents, as well as the factual statements contained in such Documents; (4) that the Documents provided to us remain in full force and effect up to the date of this opinion and have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents; (5) that all information provided to us by the Company and the PRC Group Entities in response to our enquiries for the purpose of this opinion is true, accurate, complete and not misleading, and that the Company and the PRC Group Entities have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part; (6) that all parties other than the PRC Group Entities have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties; (7) that all parties other than the PRC Group Entities have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties; (8) that all Governmental Authorizations and other official statement or documentation are obtained from competent PRC Authorities by lawful means in due course; and (9) that all the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws.

B.	Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

“Governmental Authorizations”	means all approvals, consents, certificates, authorizations, filings, registrations, permissions, annual inspections, qualifications, permits and licenses required by any PRC Authorities pursuant to any PRC Laws

“PRC Authorities”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial body in the PRC

“PRC Group Entities”	means Wuhan Douyu Culture Network Technology Co., Ltd. (“DouYu WFOE”), Wuhan Yuleyou Internet Technology Co., Ltd., Wuhan Yuyin Raoliang Culture Media Co., Ltd., Wuhan Douyu Education Consulting Co., Ltd., Wuhan Yuxing Tianxia Culture Media Co., Ltd., Wuhan Xiaoyu Chuhai Internet Technology Co., Ltd., Wuhan Yuwan Culture Media Co., Ltd., Wuhan Ouyue Online TV Co., Ltd. (“Wuhan Ouyue”), Wuhan Douyu Internet Live Streaming Technology Co., Ltd., Wuhan Douyu Internet Technology Co., Ltd. (“Wuhan DouYu”), Wuhan Youyu Real Estate Investment Co., Ltd. and Guangzhou Douyou Information Technology Co., Ltd.

“PRC Laws”	means all laws, statutes, regulations, orders, decrees, notices, circulars, judicial interpretations and other legislations of the PRC effective and available to the public as of the date hereof

C.	Opinions

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

(1)

Based on our understanding of the current PRC Laws, (i) the ownership structures of Wuhan DouYu, Wuhan Ouyue and DouYu WFOE, as disclosed under the heading “Risk Factors – Risks Related to DouYu’s Business” included in the Registration Statements, is in compliance with applicable PRC Laws; and (ii) the contractual arrangements among DouYu WFOE, Wuhan DouYu and Wuhan Ouyue and their respective shareholder(s) governed by PRC Laws are valid and binding upon each party to such arrangements and enforceable against each party thereto in accordance with their terms and applicable PRC Laws. However, there are substantial uncertainties regarding the interpretation and application of the PRC Laws, and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion stated above.

(2)

The statements set forth under the caption “Operating and Financial Review and Prospectus - Taxation” of DouYu’s annual report on Form 20-F for the year ended December 31, 2019, as filed with the SEC on April 28, 2020 insofar as they constitute summary of PRC Laws, are accurate in all material respects.

This opinion is subject to the following qualifications:

(a)

This opinion is, in so far as it relates to the validity and enforceability of a contract, subject to (A) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, (B) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights, (C) certain equitable, legal or statutory principles affecting the enforceability of contractual rights generally under concepts of public interest, interests of the State, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation, (D) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary at the conclusions thereof; (E) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process.

(b)	This opinion is subject to the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(c)

There are uncertainties regarding the interpretation and application of current and future PRC laws and regulations and there can be no assurance that the relevant PRC Authorities will not in the future take a view that is contrary to the opinion of us.

(d)

This opinion relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws. PRC Laws as used in this opinion refers to PRC Laws currently in force as of the date of this opinion and there is no guarantee that any of such PRC Laws will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

This Opinion is solely for the benefit of the persons to whom it is addressed. It may not be relied upon by anyone else or used for any other purpose, in each instance, without our prior written consent.

We hereby consent to the reference to our firm under the captions “Risk Factors—Risks Related to DouYu’s Business”, “Special Factors - Background of the Merger” and “Legal Matters” in the Registration Statement, which will be filed with the SEC. We also consent to the filing with the SEC of this Opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated thereunder.

Yours sincerely,

/s/ Han Kun Law Offices
Han Kun Law Offices

SCHEDULE A

List of VIE Agreements

(1)	The share pledge agreements entered into on July 25, 2020 by and among DouYu WFOE, Wuhan DouYu and Mr. Shaojie Chen

(2)	The share pledge agreements entered into on April 27, 2020 by and among DouYu WFOE, Wuhan DouYu and Mr. Shaojie Chen

(3)	The amended share pledge agreements entered into on January 10, 2019 by and among DouYu WFOE, Wuhan DouYu and Mr. Shaojie Chen

(4)	The share pledge agreement entered into on May 8, 2018 by and among DouYu WFOE, Wuhan DouYu and Mr. Wenming Zhang

(5)	The share pledge agreement entered into on May 14, 2018 by and among DouYu WFOE, Wuhan DouYu and Beijing Fengye Equity Investment Center (Limited Partnership)

(6)	The share pledge agreement entered into on May 14, 2018 by and among DouYu WFOE, Wuhan DouYu and Nanshan Lanyue Asset Management (Tianjin) Partnership (Limited Partnership)

(7)	The share pledge agreement entered into on May 14, 2018 by and among DouYu WFOE, Wuhan DouYu and Nanshan Douyu Asset Management (Tianjin) Partnership (Limited Partnership)

(8)	The share pledge agreement entered into on May 14, 2018 by and among DouYu WFOE, Wuhan DouYu and Linzhi Lichuang Information Technology co., Ltd., one of the shareholders of Wuhan DouYu

(9)	The share pledge agreement entered into on May 14, 2018 by and among DouYu WFOE, Wuhan DouYu and Beijing Fenghuang Fuju Investment Management Center (Limited Partnership)

(10)	The share pledge agreement entered into on May 14, 2018 by and among DouYu WFOE, Wuhan DouYu and Suzhou Industrial Park Yuanhe Nanshan Equity Investment Partnership

(11)	The share pledge agreement entered into on May 29, 2018 by and among DouYu WFOE, Wuhan Ouyue and Mr. Shaojie Chen

(12)	The amended exclusive option agreement entered into on January 10, 2019 by and among DouYu WFOE, Wuhan DouYu and Mr. Shaojie Chen

(13)	The exclusive option agreement entered into on May 8, 2018 by and among DouYu WFOE, Wuhan DouYu and Mr. Wenming Zhang, one of the shareholders of Wuhan DouYu

(14)	The exclusive option agreement entered into on May 14, 2018 by and among DouYu WFOE, Wuhan DouYu and Beijing Fengye Equity Investment Center (Limited Partnership)

(15)	The exclusive option agreement entered into on May 14, 2018 by and among DouYu WFOE, Wuhan DouYu and Nanshan Lanyue Asset Management (Tianjin) Partnership (Limited Partnership)

(16)	The exclusive option agreement entered into on May 14, 2018 by and among DouYu WFOE, Wuhan DouYu and Nanshan Douyu Asset Management (Tianjin) Partnership (Limited Partnership)

(17)	The exclusive option agreement entered into on May 14, 2018 by and among DouYu WFOE, Wuhan DouYu and Linzhi Lichuang Information Technology co., Ltd.

(18)	The exclusive option agreement entered into on May 14, 2018 by and among DouYu WFOE, Wuhan DouYu and Beijing Fenghuang Fuju Investment Management Center (Limited Partnership)

(19)	The exclusive option agreement entered into on May 14, 2018 by and among DouYu WFOE, Wuhan DouYu and Suzhou Industrial Park Yuanhe Nanshan Equity Investment Partnership (Limited Partnership)

(20)	The exclusive option agreement dated May 29, 2018 by and among DouYu WFOE, Wuhan Ouyue and Mr. Shaojie Chen

(21)	The exclusive business cooperation agreement dated May 14, 2018 by and between DouYu WFOE and Wuhan DouYu

(22)	The exclusive business cooperation agreement dated May 29, 2018 by and between DouYu WFOE and Wuhan Ouyue

(23)	The amended powers of attorney dated January 10, 2019 issued by Mr. Shaojie Chen

(24)	The powers of attorney dated May 8, 2018 issued by Mr. Wenming Zhang

(25)	The powers of attorney dated May 14, 2018 issued by Beijing Fengye Equity Investment Centre (Limited Partnership)

(26)	The powers of attorney dated May 14, 2018 issued by Nanshan Lanyue Asset Management (Tianjin) Partnership (Limited Partnership)

(27)	The powers of attorney dated May 14, 2018 issued by Nanshan Douyu Asset Management (Tianjin) Partnership (Limited Partnership)

(28)	The powers of attorney dated May 14, 2018 issued by Linzhi Lichuang Information Technology co., Ltd.

(29)	The powers of attorney dated May 14, 2018 issued by Beijing Fenghuang Fuju Investment Management Center (Limited Partnership)

(30)	The powers of attorney dated May 14, 2018 issued by Suzhou Industrial Park Yuanhe Nanshan Equity Investment Partnership

(31)	The powers of attorney dated May 29, 2018 issued by Mr. Shaojie Chen

(32)	The amended consent letter dated January 10, 2019 executed by the spouse of Mr. Shaojie Chen, the shareholder of Wuhan DouYu

(33)	The consent letter dated May 8, 2018 executed by the spouse of Mr. Wenming Zhang

(34)	The consent letter dated May 29, 2018 executed by the spouse of Mr. Shaojie Chen, the sole shareholder of Wuhan Ouyue